Exhibit 10.7

CONTRACT SERVICES AGREEMENT

This CONTRACT SERVICES AGREEMENT (this “Agreement”) is made as of this 29th day of June, 2011 (the “Effective Date”), by and between Hawaiian Airlines, Inc., a Delaware corporation (the “Company”) and Airline Contract Maintenance and Equipment, Inc., a Delaware corporation (the “Contractor”).

W I T N E S S E T H:

WHEREAS, the Company is an airline with headquarters in the State of Hawaii that operates commercial aircraft in revenue service;

WHEREAS, there are significant administrative burdens on the Company in managing from Honolulu its extensive maintenance functions on the US mainland and elsewhere around the world for its current extensive operations and contemplated future expansions;

WHEREAS, it is more efficient to consolidate the Company’s maintenance operations into a single entity with geographic proximity to mainland maintenance providers;

WHEREAS, the Company desires to secure the services of the Contractor to act as a general contractor to the Company for all of its maintenance requirements; and

WHEREAS, the Contractor desires to act as a general contractor for the Company and to coordinate with Service Providers to provide Products to the Company as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the Company and the Contractor, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

Section 1.01                                Definitions.  Unless the context requires otherwise, capitalized terms used in this Agreement have the following meanings:

“Agreement” is defined in the preamble.

“Company” is defined in the preamble.

“Contractor” is defined in the preamble.

“Contractor Fee” is defined in Section 4.01(a).

“Core Duties” shall consist of the following services to be provided with respect to the Company: (i) negotiation and entry into Product Contracts; (ii) selection, supervision, monitoring and enforcement with respect to Service Providers and Product Contracts; (iii) general administration of and record keeping with respect to Product Contracts; (iv) payment of the monetary obligations to the Service Providers; and (v) reporting to and communication with the Company.

“Documentation” means all written invoices, receipts, billing statements, payment notices, wire receipt and payment notifications, bank statements and other similar written evidence of (i) amounts paid or payable to any person and (ii) received or receivable from any person, in each case in connection with the Products or the Product Contracts.

“Effective Date” is defined in the preamble.

“Events of Default” is defined in Section 8.01.

“General Contractor Services” means the responsibilities of the Contractor set forth in ARTICLE II.

“Indemnified Party” is defined in Section 9.01.

“Losses” is defined in Section 9.01.

“Minimum Contractor Fee” is defined in Section 4.01(a).

“Product Contracts” means any contract or agreement with a Service Provider with respect to the provision of Products.  The Product Contracts existing as of the Effective Date are set forth in Schedule 1 hereto, and such Schedule 1 shall be updated to reflect new or additional contracts, as applicable.

“Product Costs” is defined in Section 2.01(c).

“Products” means equipment, products, services, warranties and similar items or obligations, including maintenance, diagnostic and remedial obligations, provided to the Company or for the benefit of the Company.

“Reference Rate” means the rate published, from time to time, in The Wall Street Journal as the prime lending rate or “prime rate” plus one percent.  If the Reference Rate is no longer published by The Wall Street Journal, then the Reference Rate shall mean the rate published by a national publication selected by the parties plus one percent.

“Service Providers” means each third party hired by the Contractor to provide Products.

“Term” means five years from the Effective Date, subject to automatic renewal and termination pursuant to the terms of this Agreement.

ARTICLE II
RESPONSIBILITIES

Section 2.01                                Contractor’s Responsibilities.  The Company hereby engages the Contractor, and the Contractor hereby agrees that, during the Term, the Contractor shall provide the following General Contractor Services to or on behalf of the Company:

(a)                                  Subject to any expenditure limitations adopted by the board of directors of the Company, negotiate and enter into Product Contracts and to the extent legally permissible receive partial or full assignments of existing Product Contracts from the Company; provided, that title to, ownership of and risk of loss pertaining to any Product shall be automatically transferred by the Contractor to the Company, with no action whatsoever required by the Contractor or the Company, at the time such Product is received by the Company (on behalf of the Contractor or itself) from the applicable Service Provider;

(b)                                 Supervise and monitor the Service Providers, as may presently or in the future be required by Title 14, Part 121 of the Code of Federal Regulations, with respect to the provision of Products, and (i) where necessary or desirable take such actions to enforce a Service Provider’s compliance with its obligations to or for the benefit of the Company and (ii) where necessary or desirable, hire, fire and/or replace any Service Provider; provided, that the Company shall have ultimate responsibility for determining the adequacy of and the provision of the Products to the Company;

(c)                                  (i) Collect, or cause to be collected, all payments due from the Service Providers and (ii) promptly (but in no event later than the date such payment is due and payable, unless there is a dispute as to payment) pay, or cause to be paid, any amounts required to be paid under the Product Contracts (the “Product Costs”); provided, that the Company shall agree to guarantee any payments required to be made to Service Providers under the Product Contracts;

(d)                                 Perform on behalf of the Company all reporting and other normal responsibilities reasonably believed by the Contractor to be required under the Product Contracts, including representing the Company in ordinary course of business matters with Service Providers and as directed by the Company;

(e)                                  Provide readily available information to the Company as it may reasonably request from time to time;

(f)                                    Refrain from any affirmative action that would cause the Company in any material respect to violate any federal, state or local laws and regulations, and to the extent that the Contractor has knowledge of any such existing or prospective violation take, or direct Service Providers to take, commercially reasonable actions in accordance with the standards of performance in ARTICLE III to redress or mitigate any such violation;

(g)                                 (i) Give prompt written notice to the Company of any material litigation, material disputes with or claims by governmental authorities, material defaults or material force majeure events and material losses suffered by the Company under or related to any Product Contract promptly after learning of the same, (ii) furnish to the Company, or direct a Service Provider to furnish, copies of all material documents related to the items set forth in subsection (i) above, and (iii) at the Company’s request, provide documents relating to any Product Contract or the Contractor’s responsibilities hereunder reasonably requested by any third party, subject to compliance with any applicable confidentiality restrictions;

(h)                                 Cause the Company and the Contractor to obtain (to the extent not already purchased) and maintain commercially available insurance required to be maintained on behalf of the Company and the Contractor, with respect to the General Contractor Services and/or the Product Contracts and (i) on an annual basis, provide the Company with certificates from the insurance broker verifying such insurance and setting forth the principal terms of all active insurance policies in connection therewith, and (ii) upon the reasonable request of a Service Provider, provide such Service Provider with insurance certificates with respect to such Service Provider’s Products; and

(i)                                     Perform such other tasks as the Company may reasonably request from time to time unless not otherwise permitted herein, including but not limited to the entry into contracts as reasonably requested by the Company in connection with the Company’s financing arrangements or other material commitments.

Section 2.02                                Company’s Responsibilities.  The Company hereby agrees that, during the Term, the Company shall be responsible for the following:

(a)                                  Obtaining all necessary approvals from the FAA for the Contractor to perform its function hereunder, including, if necessary, the provision to the Contractor of an organization that is adequate to perform maintenance (including “essential maintenance”), preventative maintenance, and alterations and competent personnel and adequate facilities and equipment for the proper performance of maintenance (including “essential maintenance”), preventative maintenance, and alterations, as defined by the FAA, that is performed as part of this Agreement; and

(b)                                 Ensuring that the Company’s Continuing Analysis and Surveillance System (CASS) is able to determine that each Service Provider listed in its maintenance provider listing performs maintenance (including “essential maintenance”), preventative maintenance, and alterations in accordance with the Company’s FAA approved maintenance program and manual.

Section 2.03                                Payments to Service Providers.  For the avoidance of doubt, payments due and owing to the Service Providers under the Product Contracts shall be for the account of the Contractor and the Contractor shall be responsible for all expenses arising under the Product Contracts.

Section 2.04                                Separateness.  The Contractor shall maintain its existence separate and distinct from any other person, including maintaining in full effect its existence, rights and franchises as a corporation under the laws of Delaware and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of this Agreement.

ARTICLE III
STANDARD OF PERFORMANCE

Section 3.01                                Standard of Performance.  The Contractor shall perform the General Contractor Services, or shall cause the General Contractor Services to be performed, in accordance with applicable law and the prudent operating standards; provided, that the Contractor shall take no action that would cause the Company to be in violation of any federal regulation and the Contractor shall be deemed to have satisfied its duties (i) in respect of supervision of Service Providers who are qualified and experienced in their respective industry, and without any duty to conduct further investigation, verification or consultation, in the absence of actual knowledge, as provided by the Company, that such work product is incorrect or incomplete or warrants further investigation and (ii) in respect of any specific matter or circumstance requiring interpretation, application, or enforcement of any material Product Contract of the Company, by relying conclusively on the advice of qualified legal counsel and qualified industry consultants provided by the Company with respect to such matter or circumstance.

Section 3.02                                No Liability.

(a)                                  The Contractor shall have no liability under this Agreement for (i) failure to take actions that it is not obligated to take pursuant to this Agreement and as to which it has requested the consent of the Company for the Contractor to perform such actions if such consent is not timely given, or (ii) actions taken at the direction of the Company in accordance with the terms of the Company bylaws, or (iii) failure to take actions requiring the expenditure of Company funds if such funds are not available (for reasons other than a failure of the Contractor to provide the General Contractor Services in accordance with this Agreement).

(b)                                 The Contractor shall have no liability to the Company for actions, or decisions not to act, taken with the approval of the Company for such action or inaction; provided, that the Contractor shall not be excused from liability hereunder for such actions or decisions not to act that are performed in a negligent manner.

(c)                                  The Contractor may make expenditures contemplated by this Agreement or required by law without seeking further approval of the Company unless such expenditure is in excess of $25,000, in which case the Contractor shall first seek the Company’s written consent.

ARTICLE IV
COMPENSATION AND PAYMENT

Section 4.01                                Fees and Expenses.

(a)                                  On the first Business Day of each calendar month occurring after the Effective Date, the Contractor will invoice the Company for an amount equal to 1.00% of the Product Costs incurred by the Contractor during the prior month (such amount, the “Contractor Fee”).  The Contractor Fee shall serve as the Contractor’s compensation for the performance of the General Contractor Services.

(b)                                 Except during the calendar year in which the Effective Date occurs, the Contractor Fee shall be subject to a floor of $100,000 (the “Minimum Contractor Fee”).  In the event that the actual Contractor Fee invoiced by the Contractor in accordance with clause (a) above for any calendar year is less than the Minimum Contractor Fee, the Contractor shall invoice the Company for such difference in the invoice delivered on the first Business Day of each January (other than January 2012).  For the calendar year in which the Effective Date occurs, the Minimum Contractor Fee shall be equal $100,000 times a fraction the numerator of which is the number of full calendar months remaining during such calendar year and the denominator of which is 12.

(c)                                  In addition and unless otherwise provided herein, the Contractor shall be reimbursed for all Product Costs incurred by the Contractor and for all other reasonable expenses that the Contractor incurs in connection with performance of its obligations under, and otherwise in accordance with, this Agreement.

Section 4.02                                Billing and Payment.  Within fifteen days following the Contractor’s submission of an invoice to the Company reflecting any expenses due and payable by the Company (and including invoices and other material identifying and substantiating, in reasonable detail, the nature of such expenses and the basis for reimbursement thereof) to the Contractor, including any Product Costs and/or Contractor Fee:

(a)                                  The Company shall remit payment to the Contractor, or to the Service Provider if the Contractor shall so direct, of the expenses specified in such invoice, including any Product Costs and/or Contractor Fees, less any portion of such expenses that is disputed in good faith by the Company; and

(b)                                 The parties shall attempt to resolve any such disputed portion in accordance with ARTICLE VI and any amount owed that remains unpaid more than fifteen days after the date such amount is due and payable under this Agreement shall accrue interest at the Reference Rate beginning on the first day after such amount became due and payable.

Section 4.03                                Records.  The Contractor shall retain copies of invoices submitted by it under Section 4.02, and of any Service Provider invoices or similar Documentation contained or reflected therein, for a minimum period of three years or such longer period as required by applicable law.  Records maintained by the Contractor pursuant to this section shall be the property of the Company and shall not be destroyed, unless the Company shall have consented to such destruction in writing or declined in writing to accept possession of the records after the Contractor has advised the Company that the records will be destroyed.

ARTICLE V
DELAYS

Section 5.01                                Conditions.  If the Contractor becomes aware of any event or circumstance that could prevent its performance of any of its obligations hereunder, the Contractor shall give prompt notice thereof to the Company.

Section 5.02                                Mitigation of Delay.  The Contractor shall attempt in good faith to minimize any delay in performing its obligations under this Agreement, provided, however, that the Contractor shall not be obligated to undertake or perform any actions that are prohibited by contract or any applicable law or that would expose the Contractor to any material risk of liability or to any material expense that is not reasonably expected to be promptly reimbursed or indemnified hereunder.

ARTICLE VI
DISPUTE RESOLUTION

Section 6.01                                Procedure.

(a)                                  The parties shall attempt, in good faith, to resolve or cure all disputes (including disputes with respect to claimed Events of Default), controversies or claims relating to this Agreement by mutual agreement in accordance with this ARTICLE VI before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), at law or in equity (regardless of whether this ARTICLE VI is referenced in the provision of this Agreement which is the basis for any such dispute).

(b)                                 If a party believes that a dispute, controversy or claim under this Agreement has arisen, such party shall within ten days after such dispute, controversy or claim arises, give notice thereof to the other party, which notice shall describe in reasonable detail the basis and specifics of the dispute, controversy or claim.  A meeting or conference call shall be held promptly, and in no case later than five days following delivery of such notice, attended by representatives of the parties with decision-making authority regarding the dispute, controversy or claim to attempt in good faith to negotiate a resolution.  If the parties are unable to resolve the dispute, either party may pursue whatever rights it has available under this Agreement, at law or in equity.

Section 6.02                                Continuation of Work.  Pending final resolution of any dispute, the parties shall continue to fulfill their respective obligations under this Agreement; provided, however, that the Company may withhold any amount which is the subject of dispute from any payment otherwise due hereunder during the pendency of any dispute resolution proceeding.  If the Contractor prevails in such dispute, the Company shall immediately pay to the Contractor the unpaid amount in dispute with interest thereon, which interest shall accrue at the Reference Rate for each day from and including the date on which such amount was originally due to, but excluding, the date of actual payment thereof.

ARTICLE VII
COMMENCEMENT AND TERMINATION

Section 7.01                                Term.  Except as otherwise provided in this Agreement, the Agreement shall commence on the Effective Date and remain in full force and effect until the fifth anniversary of the Effective Date, subject to automatic renewal.

Section 7.02                                Termination.  The Agreement may be terminated by the written agreement of the parties, executed by all parties hereto, or as otherwise provided in this Agreement.  In connection with the termination of this Agreement, the Contractor shall cooperate with all reasonable requests of the Company in connection with the transition of General Contractor Services performed by the Contractor (including the transferring of the records in the Contractor’s possession) to the entity selected by the Company to undertake the General Contractor Services.  Following any termination, the Contractor shall be entitled to any other fees or reimbursement expenses that have been incurred in accordance with this Agreement but remain unpaid.

Section 7.03                                Resignation of Contractor.  The Contractor may resign by giving ninety days written notice of such resignation to the Company, specifying a date (which date shall be not less than ninety days after the giving of such notice) upon which such resignation shall take effect.  Contractor’s resignation shall become effective upon the appointment of a successor Contractor.

Section 7.04                                Reservation by Company.  The Company may voluntarily terminate this Agreement upon ninety days written notice to the Contractor.  Upon three days written notice to the Contractor, the Company may withdraw any particular Product Contract from Schedule 1.

Section 7.05                                Assignment and Assumption.  Concurrently with any termination of this Agreement, resignation of the Contractor or Product Contract withdrawal, the Contractor and the Company (or a third party designee of the Company) shall enter into an assignment and assumption agreement whereby the Contractor assigns and the Company (or its designee) assumes all of the rights, title, interests, duties and obligations with respect to all Product Contracts, in the case of termination of this Agreement or resignation of the Contractor, or with respect to such assigned Product Contract, in the case of a Product Contract withdrawal.

ARTICLE VIII
DEFAULT

Section 8.01                                Events of Default.  Subject to the provisions of ARTICLE VI, the following events shall be events of default (“Events of Default”) under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing such party from complying with the terms of this Agreement:

(a)                                  (i) Failure by the Contractor to comply in any material respect with any term, provision or covenant of this Agreement, or (ii) a gross dereliction by Contractor of its duties under this Agreement, and such failure or act described in clause (i) or (ii) continues for thirty days after receipt by the Contractor of written notice of such breach; or

(b)                                 Failure by the Company to comply in any material respect with any term, provision or covenant of this Agreement, and such failure continues for thirty days after receipt by the Company of written notice of such breach.

Section 8.02                                Bankruptcy.  Subject to the rights or remedies it may have, either party shall have the right to terminate this Agreement, effective immediately, if, at any time, the other party files a voluntary petition in bankruptcy, or is adjudicated bankrupt or insolvent, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency, or other relief for debtors, whether federal or state, or seeks, consents to, or acquiesces in the appointment of any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties, or a court of competent jurisdiction enters an order, judgment or decree approving a petition filed against such party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state, and such party consents to or acquiesces in the entry of such order, judgment or decree, or the same remains unvacated and unstayed for an aggregate of sixty days from the date or entry thereof, or any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties is appointed without the consent of or acquiescence of such party and such appointment remains unvacated and unstayed for an aggregate of sixty days.  The terms “acquiesce” and “acquiescence”, as used herein, include, but are not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law.

Section 8.03                                Remedies.  If an Event of Default occurs and is continuing hereunder, then this Agreement may be terminated immediately by the non-defaulting party, without obligation to or recourse by the defaulting party.  The non-defaulting party shall have all rights and remedies allowed at law or in equity, subject however, to the specific limitations of liability in ARTICLE IX.

ARTICLE IX
INDEMNIFICATION AND LIMITATION OF DAMAGES

Section 9.01                                Indemnification.  To the extent not prohibited by law, the Company shall indemnify and hold harmless the Contractor, its officers, directors, employees and affiliates (each, an “Indemnified Party”) from and against all losses, claims, demands, damages, costs, expenses of any nature (including reasonable attorneys’ fees and disbursements) or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative not actually paid or reimbursed to the Contractor under applicable insurance policies (collectively, “Losses”) resulting from or arising out of the Contractor’s performance of its obligations hereunder; provided, however, that the Contractor shall not have the right to be so indemnified for Losses arising out of or relating to the gross negligence or willful misconduct of the Contractor or its subcontractors, or a breach of its obligations under this Agreement; provided, further, that neither the Contractor nor the Company shall indemnify the other for Losses related to federal, state or local taxes, and this Agreement shall not permit the passing on of any increased rates of taxes between the Contractor and the Company.

Section 9.02                                Exclusion of Consequential Damages.  Neither the Contractor nor the Company nor any of their officers, directors, employees or affiliates shall be liable for punitive, consequential, special, indirect or exemplary damages of any nature including damages for lost profits or revenues or the loss or use of such profits or revenues, increased costs of purchasing Products or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities, or claims of any of the customers, members or affiliates of the Company, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law; provided, however, that the foregoing shall not apply to the extent an Indemnified Party is obligated to pay any such amount to a third person.

Section 9.03                                Aggregate Liability.  Except in the case of willful misconduct or fraud of the Contractor, the aggregate liability of the Contractor under this Agreement shall be limited to the amount of any fees in excess of reimbursement of expenses actually paid to the Contractor.

Section 9.04                                Supremacy.  The provisions expressed in this ARTICLE IX shall prevail over any conflicting or inconsistent provisions contained elsewhere in this Agreement and shall survive termination of this Agreement.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

Section 10.01                          Representations and Warranties.  Each party hereto represents and warrants, as of the date hereof, as follows:

(a)                                  it is a corporation duly formed, validly existing and in good standing under the laws of Delaware and has the power and authority to carry on its business and operations and has the power and authority to enter into and perform its obligations under this Agreement;

(b)                                 it has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)                                  it has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity;

(d)                                 the execution, delivery and performance of this Agreement do not (i) contravene the provisions of any law, governmental rule or regulation, or any order of any court or governmental authority or agency applicable to or binding on it or (ii) constitute a breach of or default under (A) its formation documents, bylaws or (B) any indenture, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it or any of its property may be bound or affected;

(e)                                  no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or any other person is required for the due execution, delivery or performance of this Agreement by such party (other than those which have already been obtained); and

(f)                                    there is no action, suit or proceeding at law or in equity or by or before any governmental authority, arbitral tribunal or other body now pending or threatened against or affecting it or its property, which would reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.01                          Assignment.

(a)                                  The Contractor may not assign its rights and obligations under this Agreement to any third party without the prior written consent of the Company, which consent may not be unreasonably withheld, except that the Contractor may, without such consent, assign its rights and obligations under this Agreement to an affiliate of the Contractor under common control with the Contractor; provided, that, unless the Company expressly provides otherwise, to the extent the Contractor engages a third party to perform any of the Core Duties, the Contractor shall bear the cost and expense associated with engaging such third party and shall remain responsible for the performance of the Core Duties, whether performed by the Contractor or a third party, within the standards set forth in ARTICLE III.

(b)                                 The Company may not assign its rights and obligations under this Agreement to any third party without the prior written consent of the Contractor, which consent may not be unreasonably withheld; provided, however, that the Company may assign all of its right, title, and interest in, or make a collateral assignment of, this Agreement to one or more of its financing parties and/or sureties without the consent of the Contractor and the Contractor shall execute a consent to such collateral assignment in form and substance reasonably satisfactory to such financing parties, which consent shall include additional periods to permit the financing parties to cure any Event of Default by the Company.

Section 11.02                          Authorization.  Neither party hereto shall have any expressed or implied right, power or authority to enter into any agreement or commitment, to incur any obligation or liability, or to make any representations on behalf of the other party, except as contemplated under this Agreement or as expressly authorized in writing by the other party.

Section 11.03                          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE WITHOUT REFERENCE TO ANY CONFLICT OF LAW RULES WHICH MIGHT LEAD TO THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

Section 11.04                          Independent Contractor.  Nothing contained in this Agreement and no action taken by the Company or the Contractor shall (i) make any party, or any of such party’s employees, agents or representatives, an employee, agent or representative of the other party, or (ii) create any company, partnership, joint venture, association or syndicate among or between the parties.

Section 11.05                          Notice.  All notices, requests, consents, demands and other communications (collectively “notices”) required or permitted to be given under this Agreement shall be in writing signed by the party giving such notice and shall be given to each party at its address, e-mail address or fax number in this Section 11.05 or at such other address, e-mail address or fax number as such party may hereafter specify by notice to the other party and shall be either delivered personally or sent by fax, electronic mail or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service.  A notice shall be deemed to have been given (i) when successfully transmitted if given by fax or electronic mail or (ii) when delivered, if given by any other means.  Notices shall be sent to the following addresses:

To the Company:

Hawaiian Airlines, Inc.

3375 Koapaka Street, Suite G350

Honolulu, Hawaii 96819

Attention: Executive Vice President and Chief Financial Officer and Executive Vice President and General Counsel

Fax: 808.835.3699

E-mail:Peter.Ingram@hawaiianair.com and Hoyt.Zia@hawaiianair.com

To the Contractor:

Airline Contract Maintenance and Equipment, Inc.

P.O. Box 11001

Las Vegas, Nevada 89111

Attention: Randal Mederios

Fax:  702.261.6182

E-mail: Randal.Medeiros@hawaiianair.com

Section 11.06                          Usage.  This Agreement shall be governed by the following rules of usage:  (a) a reference in this Agreement to a person includes, unless the context otherwise requires, such person’s permitted assignees; (b) a reference in this Agreement to a law, license, or permit includes any amendment, modification or replacement to such law, license or permit; (c) a reference in this Agreement to an article, section, exhibit, schedule or appendix is to an article, section, exhibit, schedule or appendix of this Agreement unless otherwise stated; (d) a reference in this Agreement to any document, instrument or agreement shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in substitution thereof, and shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time; (e) unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words or similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) the words “include” and “including” and words of similar import used in this Agreement are not limiting and shall be construed to be followed by the words “without limitation”, whether or not they are in fact followed by such words.

Section 11.07                          Entire Agreement.  This Agreement (including all schedules hereto) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

Section 11.08                          Amendment.  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by the party against which the enforcement of such termination, amendment, supplement, waiver or modification is sought.

Section 11.09                          Confidential Information.  Except as required by applicable law, no party shall, without the prior written consent of the other party, disclose any confidential information obtained from the other party to any Service Provider or other third party, other than to consultants or to employees who have agreed to keep such information confidential as contemplated by this Agreement and who are reasonably believed to need the information to assist such party with the exercise or performance of any rights and obligations provided to, or imposed upon, such party in such document.

Section 11.10                          Third Party Beneficiaries.  Except as otherwise expressly stated herein, this Agreement is intended to be solely for the benefit of the parties hereto and their permitted assignees and is not intended to and shall not confer any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein to the general public, the Service Providers or any other third party not a signatory hereto.

Section 11.11                          Severability.  Any provision of this Agreement that shall be held to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties shall negotiate in good faith a replacement provision or provisions that are valid and enforceable and that as closely as possible correspond to the spirit and purpose of the invalid or unenforceable provisions and this Agreement as a whole.

Section 11.12                          Binding Effect.  The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns.

Section 11.13                          Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.  It shall not be necessary that any counterpart be signed by both parties so long as each party shall sign at least one counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Contract Services Agreement as of the day and year first above written.

HAWAIIAN AIRLINES, INC.

By:
Name:	Peter R. Ingram
Title:	Executive Vice President, Chief Financial Officer and Treasurer

By:
Name:	Charles R. Nardello
Title:	Senior Vice President — Operations

AIRLINE CONTRACT MAINTENANCE AND EQUIPMENT, INC.

By:
Name:	Hoyt H. Zia
Title:	Secretary

SCHEDULE 1

PRODUCT CONTRACTS